Exhibit 99.1

TURTLE BEACH REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

San Diego, CA – March 10, 2020 – Turtle Beach Corporation (Nasdaq: HEAR), a leading gaming  audio and accessory brand, reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter Summary vs. Year-Ago Quarter:

●	Net revenue was $101.8 million ($102.1 million in constant currency) versus $111.3 million;
●

Net income of $20.4 million, or $1.29 per diluted share (includes $7.4 million benefit from the release of valuation allowances on deferred tax assets), compared to net income of $24.6 million, or $1.33 per diluted share; and

●	Adjusted EBITDA was $16.6 million compared to $25.0 million.

2019 Full-Year Summary vs. 2018:

●	Net revenue was $234.7 million ($236.5 million in constant currency) versus $287.4 million;
●

Net income of $17.9 million, or $1.04 per diluted share (includes $7.4 million benefit from the release of valuation allowances on deferred tax assets), compared to net income of $39.2 million, or $2.74 per share; and

●	Adjusted EBITDA was $22.8 million compared to $57.7 million.

“As indicated in our pre-announcement, our 2019 sales were the second highest in our history, with 2019 playing out close to our expectations,” said Juergen Stark, CEO, Turtle Beach Corporation. “While we expect the console gaming market to be soft as consumers prepare for Sony and Microsoft’s new consoles slated to launch this fourth quarter, we expect the market to return to growth in 2021. We anticipate continued growth in our PC gaming accessories sales in 2020 and plan to invest in product and brand development to increase our share in this attractive portion of the market.”

Fourth Quarter 2019 Financial Results

Net revenue in the fourth quarter of 2019 was $101.8 million compared to $111.3 million in the year-ago quarter. While consumer demand remained above historic levels, this decrease was the result of the expected decline from the record levels of demand in the prior year driven by new headset users buying their first headset for battle royale games. On a constant currency basis, revenue in the fourth quarter of 2019 was $102.1 million.

Gross margin in the fourth quarter of 2019 was 35.1% compared to 38.5% in the fourth quarter of

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

2018. This expected decrease was primarily due to a more normal level of promotional activity compared to 2018 when less promotional effort was necessary during the battle royale boom of 2018, as well as increased tariff costs and product mix, partially offset by lower standard freight costs.

Operating expenses in the fourth quarter of 2019 were $22.3 million compared to $17.4 million in the 2018 period due primarily to incremental costs associated with the ROCCAT acquisition.

Net income in the fourth quarter of 2019 was $20.4 million compared to $24.6 million in the year-ago quarter. Net income in the fourth quarter of 2019 included a $7.4 million benefit from the release of valuation allowances on deferred tax assets in certain jurisdictions. The decline was driven by lower gross profit because of the expected decline in revenue and the increase in operating expenses.

Net income per share in the fourth quarter of 2019 was $1.29 on 15.7 million weighted average diluted shares outstanding, compared to net income per share of $1.33 on 16.2 million weighted average diluted shares outstanding in the year-ago quarter.

Adjusted net income (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2019 was $13.0 million, or $0.83 per diluted share, compared to $21.5 million, or $1.33 per share, in the corresponding period in 2018.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the fourth quarter of 2019 was $16.6 million compared to $25.0 million in the year-ago quarter.

2019 Financial Results

Net revenue in 2019 was $234.7 million compared to $287.4 million in 2018, which is the second highest year of sales in Turtle Beach’s history. The expected revenue decline for the full year was driven by the decline from 2018’s record levels of demand from new headset users buying their first headset for battle royale games. On a constant currency basis, revenue in 2019 was $236.5 million.

Gross margin in 2019 was 33.5% compared to 37.8% in 2018. Margins were impacted by a more normal level of promotions, product mix, increased refurbishment and warehouse costs, as well as a decline in volume-based fixed cost leverage, partially offset by lower standard freight costs.

Operating expenses in 2019 were $68.3 million compared to $54.7 million in 2018 due primarily to

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

the addition of ROCCAT operating costs, ROCCAT transaction and integration costs, and additional marketing initiatives, partially offset by decreases in revenue-based compensation as compared to the 2018 period.

Net income in 2019 was $17.9 million compared to $39.2 million in 2018. Net income in 2019 included a $7.4 million benefit from the release of valuation allowances on deferred tax assets in certain jurisdictions. The decline was driven by lower gross profit because of the expected decline in revenue and the increase in operating expenses.

Net income per share in 2019 was $1.04 on 15.7 million weighted average diluted shares outstanding, compared to net income per share of $2.74 on 14.3 million weighted average diluted shares outstanding in 2018.

Adjusted net income (as defined below in “Non-GAAP Financial Measures”) in 2019 was $11.6 million, or $0.74 per diluted share, compared to $44.5 million, or $3.05 per diluted share, in 2018.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in 2019 was $22.8 million compared to $57.7 million in the year-ago quarter.

Balance Sheet Highlights

At December 31, 2019, the Company had $8.2 million of cash and cash equivalents with $15.7 million of outstanding debt under its revolving line of credit. This compares to $7.1 million of cash and cash equivalents with $37.4 million of outstanding debt under its revolving credit facility at December 31, 2018.

Since Turtle Beach’s share repurchase program was announced on April 10, 2019, the Company has repurchased 271,300 shares for $2.5 million, or an average of $9.30 per share.

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

2020 Outlook

For the first quarter of 2020, the Company expects revenue to range between $29 million and $31 million. Adjusted EBITDA is expected to range between $(6.5) million and $(7.5) million. Net loss per diluted share is expected to range between $(0.73) and $(0.81), and Adjusted loss per diluted share is expected to range between $(0.72) and $(0.80), both reflecting the aforementioned revenue and EBITDA forecasts. Despite the anticipation of a pretax loss, the Company expects to have a modest tax provision because of taxes in various jurisdictions.

For the full year 2020, the Company expects revenue to range between $214 million and $224 million. Adjusted EBITDA is expected to range between $5 million and $10 million reflecting an incremental investment of approximately $9 million to expand the Company’s market share in the PC accessories market. Net loss per diluted share is expected to range between $(0.13) and $(0.46), and adjusted net loss per diluted share is expected to range between $(0.12) and $(0.45), both reflecting the aforementioned revenue and EBITDA forecasts. Despite the anticipation of a pretax loss, the Company expects to have a modest tax provision because of taxes in various jurisdictions.

With respect to the Company's adjusted EBITDA outlook for the full year 2020, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details

Turtle Beach Corporation will hold a conference call today, March 10, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern) to discuss its fourth quarter and full year 2019 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:

Date: Tuesday, March 10, 2020

Time: 5:00 p.m. ET / 2:00 p.m. PT

Toll-Free Dial-in Number: (877) 303-9855

International Dial-in Number: (408) 337-0154

Conference ID: 5092316

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through March 17, 2020.

Toll-Free Replay Number: (855) 859-2056

International Replay Number: (404) 537-3406

Replay ID: 5092316

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, adjusted net income, and constant currency revenue, that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted Net Income” is defined as net income excluding (i) integration and transaction costs related to the acquisition of the ROCCAT business, (ii) the effect of the mark-to-market requirement of the financial instrument obligation, (iii) any change in fair value of contingent consideration and (iv) the release of valuation allowances on deferred tax assets. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain non-recurring items that we believe are not representative of core operations (e.g., the integration and transaction costs related to the ROCCAT acquisition, the mark-to-market adjustment for the financial instrument obligation and the change in fair value of contingent consideration). “Constant currency revenue” is defined by the Company as revenue excluding the impacts of fluctuations in exchange rates from prior periods. These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.  The presented non-GAAP financial measures exclude items that

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

management does not believe reflect the Company’s core operating performance because such items are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to Adjusted Net Income and Adjusted EBITDA included below for each of the three months and years ended December 31, 2019 and 2018.

About Turtle Beach Corporation

Turtle Beach (www.turtlebeach.com) is a leading gaming audio and accessory brand, offering a wide selection of cutting-edge, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing high-quality gaming audio, crystal-clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that make Turtle Beach a fan-favorite brand and market leader in console audio for 10 years running. In 2019 Turtle Beach acquired ROCCAT, a leading PC accessories brand that combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle beach provides award-winning keyboards and mice for PC gamers. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions including the impact of coronavirus on consumer demands and manufacturing capabilities, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q,  and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

Turtle Beach Reports Fourth Quarter and Full Year 2019 Financial Results

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Sean McGowan	MacLean Marshall
Gateway Investor Relations	Sr. Director – Brand & PR/Communications
On Behalf of Turtle Beach	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

Table 1.

	December 31,	December 31,
	2019	2018
	(unaudited)
ASSETS	(in thousands, except par value and share amounts)
Current Assets:
Cash and cash equivalents	$8,249	$7,078
Accounts receivable, net	44,530	52,797
Inventories	45,711	49,472
Prepaid expenses and other current assets	4,057	4,469
Total Current Assets	102,547	113,816
Property and equipment, net	3,962	5,856
Deferred income taxes	7,439	—
Goodwill	8,515	—
Intangible assets, net	6,011	1,036
Other assets	2,877	1,212
Total Assets	$131,351	$121,920
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving credit facility	$15,655	$37,385
Accounts payable	22,511	17,724
Other current liabilities	26,422	18,488
Total Current Liabilities	64,588	73,597
Deferred income taxes	153	187
Financial instrument obligation	—	7,848
Other liabilities	3,223	2,792
Total Liabilities	67,964	84,424
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 14,488,152 and 14,268,184 shares issued and outstanding as of December 31, 2019 and 2018, respectively	14	14
Additional paid-in capital	176,776	169,421
Accumulated deficit	(113,519)	(131,463)
Accumulated other comprehensive income (loss)	116	(476)
Total Stockholders’ Equity	63,387	37,496
Total Liabilities and Stockholders’ Equity	$131,351	$121,920

Turtle Beach Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

Table 2.

	Three Months Ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Net revenue	$101,764	$111,319	$234,663	$287,437
Cost of revenue	66,052	68,428	155,950	178,738
Gross profit	35,712	42,891	78,713	108,699
Operating expenses:
Selling and marketing	14,053	11,125	38,634	32,389
Research and development	2,468	1,555	7,856	5,611
General and administrative	5,739	4,747	21,796	16,658
Total operating expenses	22,260	17,427	68,286	54,658
Operating income	13,452	25,464	10,427	54,041
Interest expense	334	979	929	5,335
Other non-operating expense (income), net	(779)	(1,104)	(2,209)	7,779
Income before income tax	13,897	25,589	11,707	40,927
Income tax expense (benefit)	(6,489)	975	(6,237)	1,737
Net income	$20,386	$24,614	$17,944	$39,190

Net income per share
Basic	$1.41	$1.73	$1.24	$2.90
Diluted	$1.29	$1.33	$1.04	$2.74
Weighted average number of shares:
Basic	14,501	14,250	14,483	13,512
Diluted	15,748	16,213	15,688	14,289

Turtle Beach Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

Table 3.

	Year ended
	December 31, 2019	December 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES	$39,374	$42,249

CASH FLOWS FROM INVESTING ACTIVITIES	(14,579)	(5,079)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	219,910	361,073
Repayment of revolving credit facilities	(241,640)	(362,154)
Proceeds from term loan	—	3,265
Repayment of term loan	—	(14,985)
Repayment of subordinated notes - related party	—	(23,940)
Settlement of Series B Preferred Stock	—	(1,390)
Proceeds from exercise of stock options and warrants	330	4,235
Repurchase of common stock	(2,525)	—
Repurchase of common stock to satisfy employee tax withholding obligations	(255)	(246)
Debt financing costs	—	(612)
Cash portion of loss on debt extinguishment	—	(375)
Net cash used for financing activities	(24,180)	(35,129)
Effect of exchange rate changes on cash and cash equivalents	556	(210)
Net increase (decrease) in cash and cash equivalents	1,171	1,831
Cash and cash equivalents - beginning of period	7,078	5,247
Cash and cash equivalents - end of period	$8,249	$7,078

Turtle Beach Corporation

Reconciliation of GAAP and Non-GAAP Measures

(in thousands, except per-share data)

(unaudited)

Table 4.

	Three Months Ended		Year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net Income (Loss)
GAAP Net Income (Loss)	$20,386	$24,614	$17,944	$39,190

Adjustments, net of tax:
Loss (gain) on financial instrument obligation	—	(3,119)	(1,601)	5,291
Release of valuation allowance	(7,439)	—	(7,439)	—
Change in contigent consideration	(422)	—	(422)	—
Acquisition integration costs	499	—	3,154	—
Non-GAAP Earnings	$13,023	$21,495	$11,636	$44,481

Diluted Earnigns Per Share
GAAP- Diluted	$1.29	$1.33	$1.04	$2.74

Loss (gain) on financial instrument obligation	—	—	—	0.31
Release of valuation allowance	(0.47)	—	(0.47)	—
Change in contigent consideration	(0.03)	—	(0.03)	—
Acquisition integration costs	0.03	—	0.20	—
Non-GAAP- Diluted	$0.83	$1.33	$0.74	$3.05

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5.

	Three Months Ended
	December 31, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$101,764	$-	$-	$-	$-	$101,764
Cost of revenue	66,052	(601)	-	(74)	-	65,377
Gross Profit	35,712	601	-	74	-	36,388

Operating expenses	22,260	(478)	(229)	(929)	(555)	20,070

Operating income	13,452	1,079	229	1,003	555	16,317

Interest expense	334
Other non-operating expense (income), net	(780)				471	(309)

Income before income tax	13,897
Income tax benefit	(6,489)
Net income	$20,386			Adjusted EBITDA		$16,626

	Year ended
	December 31, 2019
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (1)	EBITDA
Net revenue	$234,663	$-	$-	$-	$-	$234,663
Cost of revenue	155,950	(1,950)	-	(150)	-	153,850
Gross Profit	78,713	1,950	-	150	-	80,813

Operating expenses	68,286	(2,605)	(642)	(3,408)	(3,516)	58,114

Operating income	10,427	4,556	642	3,558	3,516	22,699

Interest expense	929
Other non-operating expense (income), net	(2,209)				2,072	(137)

Income before income tax	11,707
Income tax benefit	(6,237)
Net income	$17,944			Adjusted EBITDA		$22,836

(1)	Other includes certain business acquisition costs, gain (loss) on financial instrument obligation, and change in fair value of contingenct consideration.

Turtle Beach Corporation

GAAP to Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Table 5. (continued)

	Three Months Ended
	December 31, 2018
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$111,319	$-	$-	$-	$-	$111,319
Cost of revenue	68,428	(260)	-	111	-	68,278
Gross Profit	42,891	260	-	(111)	-	43,040

Operating expenses	17,427	(750)	(73)	(578)	-	16,025

Operating income	25,464	1,010	73	468	-	27,015

Interest expense	979
Other non-operating expense (income), net	(1,104)				3,119	2,015

Income before income tax	25,589
Income tax expense	975
Net income	$24,614			Adjusted EBITDA		$25,000

	Year ended
	December 31, 2018
				Adj
	As	Adj	Adj	Stock		Adj
	Reported	Depreciation	Amortization	Compensation	Other (2)	EBITDA
Net revenue	$287,437	$-	$-	$-	$-	$287,437
Cost of revenue	178,738	(627)	-	(290)	-	177,821
Gross Profit	108,699	627	-	290	-	109,616

Operating expenses	54,658	(3,327)	(303)	(1,587)	-	49,441

Operating income	54,041	3,954	303	1,877	-	60,175

Interest expense	5,335
Other non-operating expense (income), net	7,779				(5,291)	2,488

Income before income tax	40,927
Income tax expense	1,737
Net income	$39,190			Adjusted EBITDA		$57,687

(2)	Other includes gain (loss) on financial instrument obligation.